Exhibit 10.1

SHARED FACILITIES AND SERVICES AGREEMENT

This Agreement is made as of October 8, 2009 (the Effective Date) by and between BioTime, Inc. (BioTime) and OncoCyte Corporation (OncoCyte).

Recitals

A.	OncoCyte is a newly organized corporation that needs office and laboratory space and equipment, and the services of research, financial, management, and administrative personnel support;

B.	BioTime subleases certain laboratory, office, and related work space at 1301 Harbor Bay Parkway, Suite 100, Alameda, California (the Premises) and has surplus capacity at the Premises;

C.	BioTime has employees and contractors who provide research, financial, management, and administrative services and is willing to make a portion of their services available to OncoCyte.

1.            Office, Laboratory and Work Space.

(a)            BioTime agrees to permit OncoCyte to use the Premises concurrently with BioTime for the conduct of OncoCyte’s business operations, but only to the extent that (a) the use is a business operation permitted to be conducted by BioTime under the sublease of the Premises, (b) OncoCyte uses the Premises in compliance with all applicable laws, ordinances, and regulations, (c) OncoCyte uses the Premises in compliance with any and all rules and regulations of the sublandlord and master lease landlord under BioTime’s sublease of the Premises, (d) OncoCyte’s use of the Premises does not interfere with BioTime’s use of the Premises.

(b)            BioTime and OncoCyte agree that the permission to use the Premises granted under this Agreement is in the nature of a license only and is not a sublease or assignment of the sublease under which BioTime occupies the Premises, and that OncoCyte shall not obtain any rights, and is not assuming any obligations, under that sublease.

(c)            The use of the Premises by OncoCyte shall be in a lawful, careful, safe, and proper manner, and OncoCyte shall not do or permit anything to be done in or about the Premises that would increase the rate or affect any fire or other insurance covering the Premises.  OncoCyte shall not commit nor suffer any waste on the Premises.

(d)            BioTime does not represent or warrant that the Premises may be used for any particular use or purpose, and OncoCyte has made OncoCyte’s own determination that the Premises may be lawfully used for OncoCyte’s purposes.

(e)             OncoCyte shall, at its sole cost and expense, comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or that may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting OncoCyte’s use of the Premises.

(f)             OncoCyte shall, at its sole cost and expense,  promptly repair any damage to the Premises caused by any act or omission of OncoCyte or its employees, agents, invitees, licenses, or contractors, including any acts or omissions of BioTime employees, contractors, and agents arising in the course of performing services for or conducting the business of OncoCyte.  Any and all repairs effected by OncoCyte shall be performed in a professional workmanlike manner, by licensed contractors, in compliance with all applicable statutes, codes, rules and regulations, and OncoCyte or OncoCyte’s contractors shall obtain all permits and approvals of government agencies required by applicable laws in connection therewith.

(g)            If BioTime deems any repairs required to be made by OncoCyte necessary, it may demand that OncoCyte make them, and if OncoCyte refuses or neglects to commence such repairs and to complete them with reasonable dispatch, BioTime may make or cause such repairs to be made.  If BioTime makes or causes repairs to be made, BioTime shall not be responsible to OncoCyte for any loss or damage that may accrue to OncoCyte’s business by reason of the repair work, and OncoCyte shall, on demand, immediately pay to BioTime the cost of the repairs.  OncoCyte waives the provisions of Sections 1941 and 1942 of the Civil Code of the State of California and all other statutes or laws permitting repairs by a lessee at the expense of a lessor or to terminate a lease by reason of the condition of the Premises.  OncoCyte shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by OncoCyte.

(h)            OncoCyte shall not make or install any alterations, improvements, additions, or fixtures that affect the exterior or interior of the Premises or any structural, mechanical, or electrical component of the Premises, or mark, paint, drill, or in any way deface any floors, walls, ceilings, partitions, or any wood, stone, or iron work.

(i)              Under no circumstances shall OncoCyte bring onto the Premises any substances or materials that are characterized or defined as “hazardous substances” or “hazardous materials” under any federal or state law or regulation pertaining to the release of substances into the environment, except for cleaning materials, paints, and solvents that are used, stored, and disposed of by OncoCyte in full compliance with applicable laws.

2.            Equipment and Supplies.  BioTime agrees to permit OncoCyte to use BioTime’s office equipment, laboratory equipment, furniture, laboratory supplies, and general office supplies to the extent that such use does not interfere with the use by the employees, contractors, and agents of BioTime and other BioTime subsidiaries in the course of their business.  BioTime shall have no obligation to obtain or to provide OncoCyte with any additional equipment, furniture, or supplies.  If OncoCyte requires and obtains equipment, furniture, and supplies for its own use it may locate the same at the Premises subject to the conditions and limitations stated in Section 1 of this Agreement, and subject to the additional condition that BioTime shall have the right and sole discretion to (a) determine where in the Premises OncoCyte may locate OncoCyte’s furniture, equipment, and supplies, and (b) preclude OncoCyte from bringing onto or locating any furniture, supplies, or equipment in the Premises if  BioTime determines that it would in any way interfere with BioTime’s use of the Premises, violate any applicable laws, ordinances, and regulations, violate or conflict with any provisions of BioTime’s sublease of the Premises or any rules and regulations of the sublandlord or master landlord under BioTime’s sublease of the Premises, conflict with any term or condition of any policy of casualty or liability insurance held by BioTime, or pose a hazard or other risk to persons or property.

3.            Utilities.  OncoCyte shall be responsible to determine that there is sufficient Utilities capacity in the Premises for purposes of conducting OncoCyte’s use.  Utilities includes electricity, gas, heat, air conditioning, hot and cold domestic water, telephone, scavenger service, garbage removal, sewerage, and other similar services used on, in, or in connection with the Premises.  BioTime does not represent the availability or quantity of any Utilities in the Premises, and is not responsible for any interruption of any Utility service.

4.            Services.

(a)            BioTime shall provide basic accounting, billing, bookkeeping, payroll, treasury, collection of accounts receivable (excluding the institution of legal proceedings or taking of any other action to collect accounts receivable), payment of accounts payable, and other similar administrative services (the Administrative Services) to OncoCyte.  BioTime may also provide the services of attorneys, accountants, and other professionals who may also provide professional services to BioTime and its other subsidiaries.

(b)             BioTime shall also provide OncoCyte with the services of its laboratory and research personnel, including BioTime employees and contractors, for the performance of research and development work for OncoCyte at the Premises (the Laboratory Services).  BioTime employees and contractors who perform Laboratory Services for OncoCyte shall enter into agreements containing customary provisions requiring the employees and contractors to (a) maintain the confidentiality and not to disclose OncoCyte trade secrets and other confidential information, and (b) assign to OncoCyte all rights to any inventions and discoveries made by such employees and contractors in the course of performing Laboratory Services for OncoCyte.

(c)             BioTime may, at the request of OncoCtye, provide OncoCyte the services of BioTime employees and contractors, including but not limited to executive officers, for matters other than Administrative Services and Laboratory Services (Other Services), but BioTime shall not be obligated to do so.

(d)             Administrative Services, Laboratory Services, and Other Services (collectively, Services) shall be provided by BioTime employees or contractors engaged by BioTime to provide such Services for the operation of BioTime’s own business.  BioTime shall not be obligated to hire any additional employees or engage the services of any additional contractors to provide Services to OncoCyte.  Nothing in this Agreement shall preclude OncoCyte from hiring employees and engaging contractors directly for its own account and at its own cost and expense.

(e)            OncoCyte shall be responsible for cooperating with BioTime’s employees and contractors in such a manner as may be reasonably required in order for the Services to be performed.

(f)             The Services shall be provided at the direction of OncoCyte; provided, that OncoCyte shall not request or direct any BioTime employee or contractor to provide any Services or to take any other act that would violate any federal, state, or municipal law, statute, ordinance, rule or regulation.

(g)             BioTime shall not be liable to OncoCyte for any loss or damages of any kind caused by, arising from, or in connection with (i) the performance of Services performed by BioTime personnel, or the failure of any BioTime employee, contractor, or agent to perform any Services, or (ii) any delay, error, or omission by any BioTime employee, contractor, or agent in the performance of Services performed by BioTime personnel, except to the extent such loss or damage is the result of fraud, gross negligence or willful misconduct by an BioTime employee, contractor, or agent.

5.            Use Fees.

(a)             OncoCyte shall pay BioTime the fees provided in this Section for the use of the Premises, equipment, supplies, professional services (such as the services of attorneys, accountants, and consultants), and for the Services provided or agreed to be provided by BioTime under this Agreement.  For each billing period, BioTime shall equitably prorate and allocate its Employee Costs, Equipment Costs, Insurance Costs, Lease Costs, Professional Costs, Software Costs, Supply Costs, and Utilities Costs, between BioTime and OncoCyte based upon actual documented use and cost by or for OncoCyte or upon proportionate usage by BioTime and OncoCyte, as reasonably estimated by BioTime.  OncoCyte shall pay 105% of the allocated costs (the Use Fee).  The allocated cost of BioTime employees and contractors who provide Services shall be based upon records maintained of the number of hours of such personnel devoted to the performance of Services.

(b)              The Use Fee shall be determined and invoiced to OncoCyte on a quarterly basis for each calendar quarter of each calendar year (such quarterly periods are sometimes referred to in this Agreement as “billing periods”).  If this Agreement terminates prior to the last day of a billing period, the Use Fee shall be determined for the number of days in the billing period elapsed prior to the termination of this Agreement.  Each invoice shall be payable in full by OncoCyte with in 30 days after receipt.  Any invoice or portion thereof not paid in full when due shall bear interest at the rate of 15% per annum until paid, unless the failure to make a payment is due to any inaction or delay in making a payment by BioTime employees from OncoCyte funds available for such purpose, rather than from the unavailability of sufficient funds legally available for payment or from an act, omission, or delay by any OncoCyte employee or agent.

(c)            In addition to the Use Fees, OncoCyte shall reimburse BioTime for any out of pocket costs incurred by BioTime for the purchase of office supplies, laboratory supplies, and other goods and materials and services for the account or use of OncoCyte, provided that invoices documenting such costs are delivered to OncoCyte with each invoice for the Use Fee.  Notwithstanding this paragraph, BioTime shall have no obligation to purchase or acquire any office supplies or other goods and materials or any services for OncoCyte, and if any such supplies, goods, materials or services are obtained for OncoCyte, BioTime may arrange for the suppliers thereof to invoice OncoCyte directly.

(d)             Employee Costs means the salaries, wages, health insurance benefits, FICA, payroll taxes, workers compensation insurance premiums, and similar costs payable by BioTime to or on account of its employees and contractors who perform Services for OncoCyte under this Agreement during an applicable billing period, but excluding stock option, stock purchase, and similar equity participation plans.  Equipment Costs means all costs and expenses incurred by BioTime in acquiring, leasing, installing, maintaining, insuring, repairing, and disposing of any laboratory, production, and office equipment, fixtures, and furnishings used by OncoCyte or used by BioTime in the performance of Services.  Insurance Costs means all insurance premiums of any kind incurred or paid by BioTime for casualty insurance policies that insure BioTime and its subsidiaries, including OncoCyte, from the loss of or damage to the Premises, equipment, fixtures goods, supplies, and other personal property of BioTime (except to the extent such premiums are included in Lease Costs) that may be used by OncoCyte or by BioTime in the performance of Services, and liability coverage policies that insure BioTime and its subsidiaries, including OncoCyte, from liability of any kind to third parties (except to the extent such premiums are included in Lease Costs).  Lease Costs means all of BioTime’s costs and expenses of leasing or subleasing the Premises, including all base rent, taxes, common area or other expenses, insurance and other costs payable by BioTime to the lessor of the Premises under the sublease of the Premises, but excluding (a) any repairs not required to be effected or paid for by OncoCyte under any other provision of this Agreement, and (b) any alterations or improvements effected by BioTime for the exclusive use of BioTime and its subsidiaries other than OncoCyte.  Professional Costs means all costs and expenses incurred by BioTime for the services of independent accountants, attorneys, and other consultants who provide professional or consulting services for the benefit of OncoCyte.  Software Costs means all costs and expenses, including but not limited to license fees, incurred by BioTime to acquire and use any computer software or program of any kind that is used by OncoCyte or by BioTime in the performance of Services.  Supply Costs means all costs and expenses incurred by BioTime for the purchase and disposal of goods and materials of any kind, to the extent used in the performance of Services or used by OncoCyte employees or contractors.  Utilities Costs means all costs and expenses incurred by BioTime for the use or availability of Utilities during an applicable billing period.

6.            Indemnification.

(a)            OncoCyte shall defend, indemnify, and hold harmless BioTime, BioTime’s shareholders, directors, officers, employees, and agents (collectively, the Indemnified Parties) against and from any and all claims arising from OncoCyte’s use of the Premises, or from any activity, work, or other thing done or permitted by OncoCyte on the Premises, including all activities, work, and services performed by BioTime employees, contractors, and agents for OncoCyte.  OncoCyte shall further defend, indemnify, and hold harmless the Indemnified Parties against and from any and all claims arising from any breach or default in the performance of any obligation on OncoCyte’s part to be performed under the terms of this Agreement, or arising from any act or omission (including, but not limited to negligent acts or omissions) of OncoCyte, or of any officer, agent, employee, contractor, guest, or invitee of OncoCyte acting in such capacity.  The indemnity provided by this section shall include indemnification from and against all costs, attorneys’ fees, expenses, and liabilities incurred in connection with or arising from any such claim or any action or proceeding brought thereon; and in any suit, action, or proceeding brought against any of the Indemnified Parties by reason of any such claim, OncoCyte, upon notice from any of the Indemnified Parties, shall defend the same at OncoCyte’s expense by counsel satisfactory to the Indemnified Parties.  OncoCyte, as a material part of the consideration to BioTime, hereby assumes all risk of damage to property or injury to persons in, upon, or about the Premises, from any cause other than BioTime’s wilful malfeasance or sole gross negligence.

(b)             BioTime shall not be liable for any injury to or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, or rain that may leak from any part of the Premises or from the pipes, appliances, or plumbing works therein or from the roof, street, or subsurface, or from any other place unless solely caused by or solely due to the gross negligence of BioTime.  BioTime and its agents and the other Indemnified Parties shall not be liable for interference with the light or other incorporeal hereditament, loss of business by OncoCyte, or any latent defect in the Premises, any equipment, furnishings, materials, or supplies.  OncoCyte shall give prompt notice to BioTime in case of fire or accidents in the Premises or of defects therein or in the fixtures, equipment, furniture, materials or supplies belonging to BioTime and used by OncoCyte.

(c)            OncoCyte shall be solely responsible for and shall indemnify, defend, and hold the Indemnified Parties and the owner of the Premises and each partner, shareholder, member, trustee, employee and agent of the owner or the Premises (collectively, the Owner Indemnified Parties) harmless from any against any claim, loss, damage, cost, expense, liability, or cause of action directly or indirectly arising out of the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation, or presence of any oil, gasoline, petroleum products, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances, or similar materials, including, without limitation, any substances which are hazardous substances, hazardous wastes, hazardous materials, or toxic substances under applicable environmental laws, ordinances, or regulations (collectively, Hazardous Materials) caused directly or indirectly by OncoCyte, its employees, agents, contractors, invitees, or assigns (other than any BioTime employees or agents performing BioTime rather than OncoCyte business) in, on, or under any of the Premises, including, without limitation: (i) all consequential damages; (ii) the costs of any required or necessary repair, cleanup, or detoxification of the Premises and the building and surrounding land in which the Premises are located,  and the preparation and implementation of any closure, remedial, or other required plans whether required under any Hazardous Materials Laws or otherwise; and (iii) all court costs, including reasonable attorneys’ fees, paid or incurred by BioTime, any other Indemnified Party, or any Owner Indemnified Party in connection with such claim.

7.            Term; Termination.

(a)            This Agreement shall commence on the Effective Date and shall terminate on December 31, 2012, provided that, unless otherwise terminated under another provision of this Agreement, the term of this Agreement shall automatically be renewed and the termination date shall be extended for an additional year each year after December 31, 2012, unless either party gives the other party written notice stating that this Agreement shall terminate on December 31 of that year.

(b)             Notwithstanding paragraph (a) of this Section 7, either party may terminate this Agreement immediately upon the occurrence of a Default by the other party.  A party shall be in  Default if that party (i) fails to pay when due the Use Fee or any other sum due under this Agreement, or fails to perform any other obligation under this Agreement, and such failure continues for a period of 5 days after written notice from the party seeking to terminate this Agreement; (ii) becomes the subject of any order for relief in a proceeding under any Debtor Relief Law (as defined below); (iii) becomes unable to pay, or admits in writing the party’s inability to pay, its debts as they mature; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitation, or similar officer for the party or for all or any part of the party’s property or assets, or any such officer is appointed for such party or any part of its assets without the party’s consent and such appointment is not dismissed or discharged within 60 calendar days; (vi) institutes or consents to any proceeding under any Debtor Relief Law with respect to the party or all or any part of the party’s property or assets, (vii) becomes subject to any proceeding under any Debtor Relief Law without the consent of the party if such case or proceeding continues undismissed or unstayed for 60 calendar days; or (viii) dissolves or liquidates or takes any action to dissolve or liquidate.  As used in this Agreement, the term Debtor Relief Law shall mean the Bankruptcy Code of the United States of America, as amended, or any other similar debtor relief law affecting the rights of creditors generally.

(c)            The obligations of OncoCyte under Sections 5 and 6 and to pay for any repairs of the Premises required to be paid by OncoCyte under this Agreement shall survive termination of this Agreement.

8.             No Third Party Beneficiaries.  The parties to this Agreement are BioTime and OncoCyte, and no other person or entity, whether a partner, member, shareholder, officer, director, employee, contractor, agent, or business invitee of OncoCyte or otherwise, shall have any rights or be entitled to any benefits under this Agreement, except for the rights of Indemnified Parties and Owner Indemnified Parties under Section 6.

9.            Characterization of Relationship.  It is the intent of the parties that the business relationship created by this Agreement, and any related documents is solely that of a commercial agreement between BioTime and OncoCyte and has been entered into by both parties in reliance upon the economic and legal bargains contained in this Agreement.  None of the covenants contained in this Agreement is intended to create a partnership between BioTime and OncoCyte, to make them joint venturers, to make either party an agent, legal representative, partner, subsidiary, or employee of the other party or to make either party in any way responsible for the debts, obligations, or losses of the other party.

10.          Binding on Successors and Assigns.  This Agreement shall be binding on each party and the party’s successors and assigns.

11.          Integration.  This Agreement constitutes all of the understandings and agreements existing between the parties concerning the subject of this Agreement and the rights and obligations created under it.  Neither party has made or relied upon any agreement, warranty, representation, promise, or statement, whether oral or written, not expressly included in this Agreement.

12.          Waivers, Delays, and Omissions.  One or more waivers, consents, or approvals by any party of any covenant, condition, act, or breach under this Agreement shall not be construed as a waiver, consent, or approval of any subsequent condition, covenant, act, or breach or as a consent or approval to the same or any other covenant or condition.  This Agreement and any term of this Agreement may be amended, discharged, or terminated only by a written instrument signed by the parties against whom enforcement of such amendment, discharge, or termination is sought.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power, or remedy of the party not in breach or default.

13.          References.  References in this Agreement to sections, paragraphs, subparagraphs, and exhibits are references to sections, paragraphs, and subparagraphs in this Agreement and exhibits attached to this Agreement unless specified otherwise.

14.          Section Headings.  Section headings are for the convenience of the parties and do not form a part of this Agreement.

15.          Construction.  The parties agree that this Agreement is a negotiated agreement, with each party free to review and negotiate each section of the Agreement and otherwise clarify all sections of the Agreement that appear to the party (at the time of signing) to be ambiguous or unclear.  Both parties shall be deemed to be the drafting parties, and the rules of construction to the effect that any ambiguities are to be resolved against the drafting party or parties shall not be employed in the interpretation of this Agreement.

16.          Unenforceable Provisions.  If all or part of any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provisions, and this Agreement shall be equitably construed as if it did not contain the invalid, illegal, or unenforceable provision.

17.          Attorneys’ Fees.  It is expressly agreed that if this Agreement is referred to an attorney to collect any amount due under this Agreement, or to enforce or protect any rights conferred upon BioTime by this Agreement OncoCyte promises and agrees to pay on demand all costs, including without limitation, reasonable attorneys’ fees, incurred by BioTime in the enforcement of BioTime’s rights and remedies under this Agreement.  In the event an action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to an award of its attorneys’ fees and costs incurred in such action, including any fees and costs incurred in any appeal and in any collection effort.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

BioTime, Inc.

By:	/s/ Michael D. West
Michael D West,
Chief Executive Officer

OncoCyte Corporation

By:	/s/ Robert W. Peabody
Robert W. Peabody,
Senior Vice President and
Chief Operating Officer